UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 09, 2026

FORTUNE BRANDS INNOVATIONS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-35166	62-1411546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Horizon Way Building N
Deerfield, Illinois		60015-3888
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 847 484-4400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FBIN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2026, Fortune Brands Innovations, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Mr. Peter Clifford as Executive Vice President and Chief Financial Officer of the Company (“CFO”), effective on September 21, 2026. Also effective on September 21, 2026, Ms. Ashley George, Interim Chief Financial Officer, will assume the role of Senior Vice President - Finance, a role in which she previously served.

Mr. Clifford, age 56, is the former Chief Financial Officer of Filtration Group Corporation, a position he held from January 2025 to August 2026. Prior to that, he was the Senior Vice President, Chief Operations Officer and Chief Financial Officer of The AZEK Company Inc. from August 2021 through February 2025. Mr. Clifford served as President and Chief Operating Officer, from May 2019 to August 2021, as well as Chief Financial Officer, from March 2015 to May 2019, of Cantel Medical Corp. Mr. Clifford received a BS in accounting from Eastern Illinois University, an MBA from Northern Illinois University, and completed the Executive Development Program at Stanford University.

There are no arrangements or understandings between Mr. Clifford and any other persons pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Clifford and any director or executive officer of the Company and there are no transactions involving the Company that would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Clifford's compensation will consist of: (1) an annual base salary of $700,000; (2) an annual bonus target of 90% of his annual base salary, pro-rated for 2026; and (3) a long-term incentive compensation award with an annual target of $1,950,000. The Compensation Committee approved a prorated long-term incentive award to Mr. Clifford to be delivered in the form of performance share awards (50%), with performance conditions and vesting terms consistent with the Company’s 2026 performance share awards, restricted stock units (25%) and stock options (25%). Mr. Clifford’s long-term incentive compensation award agreements will provide that if Mr. Clifford resigns with good reason or is terminated without cause, the Compensation Committee may provide, in its sole discretion, that such long-term incentive awards may continue to vest in accordance with their original vesting schedules. In connection with his appointment, Mr. Clifford will enter into the Company’s Form of Agreement for the Payment of Benefits Following Termination of Employment, with the benefits for executive officers as described in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on March 30, 2026.

In connection with Mr. Clifford’s appointment as CFO and as an inducement for him to join the Company, he will receive inducement awards, to be granted on September 28, 2026, in the form of a performance-based restricted stock unit award with respect to 130,000 shares of the Company’s common stock (the “Inducement Performance Award”) and a service-based stock option award with respect to 65,000 shares of the Company’s common stock (the “Inducement Option Award”).

The Inducement Performance Award is scheduled to vest with respect to 50% of the award on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date, subject to the satisfaction of (a) stock price triggers, with 30%, 40% and 30% of the shares subject to the award vesting based on the attainment of stock price goals of $80, $100 and $125, respectively, and (b) Mr. Clifford's continuous service as an executive officer of the Company through the applicable vesting date. The Inducement Option Award is scheduled to vest in three equal installments on the first three anniversaries of the grant date, subject to Mr. Clifford’s continuous service as an executive officer through the applicable vesting date. Any shares received under the Inducement Performance Award and the Inducement Option Award must be retained for the duration of Mr. Clifford's employment, and following the termination of his employment for any reason, a minimum of 50% of the shares received under the Inducement Performance Award and the Inducement Option Award must be held by Mr. Clifford for one-year post termination from the Company. The Inducement Performance Award and the Inducement Option Award will each be granted to Mr. Clifford outside of the Company’s 2022 Long-Term Incentive Plan as employment inducement awards under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release issued by the Company on September 9, 2026 in relation to Mr. Clifford's appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 9, 2026 issued by Fortune Brands Innovations, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS INNOVATIONS, INC.

Date:	September 9, 2026	By:	/s/ Jack N. Melamed
Jack N. Melamed Interim Chief Legal Officer and Corporate Secretary